Vanguard Institutional Total Stock Market Index Fund

Supplement to the Prospectus and Summary Prospectus

New Target Index
Effective immediately, Vanguard Institutional Total Stock
 Market Index Fund
has begun tracking its new target index, the CRSP US
Total Market Index, as
previously approved by the Fund?s board of trustees.
The board believes that
the new index is well-constructed and offers comprehensive coverage of the
Fund?s market segment. In addition, Vanguard?s agreement with the new index provider may result in considerable savings to shareholders over time in the form of lower expense ratios.

The new index, like the previous index, measures the overall stock market, so the investment objective and risks described in the Fund?s current prospectus will not change. The Fund?s new target index could provide
different investment returns (either lower or higher)
 or different levels of
volatility than those of the previous index.


Prospectus and Summary Prospectus Text Changes
The paragraph and table under ?Fees and Expenses?
 is replaced with
the following:

Fees and Expenses
The following table describes the fees and expenses
 you may pay if you
buy and hold Institutional Shares or
Institutional Plus Shares of the Fund.


Shareholder  Fees
(Fees paid directly from your investment)





Institutional
Shares

Institutional Plus
Shares

Sales Charge (Load) Imposed on Purchases
None
None Purchase Fee
None
None Sales Charge (Load) Imposed on Reinvested Dividends
None
None Redemption Fee
None
None

Annual Fund Operating
Expenses
(Expenses that you pay each year as a percentage of the value of your investment)

Institutional
Shares

Institutional Plus
Shares

Management Expenses	0.04% 	0.02%

12b-1 Distribution Fee
None
None Other Expenses
None
None Total Annual Fund Operating Expenses1
0.04%
0.02%
1 The expense information  shown in the table has been
 restated to reflect
the removal of expenses incurred indirectly by the Fund through its investment in business development companies. The Fund?s target benchmark no longer includes business development companies.

In the same section, under ?Examples,? the table illustrating the hypothetical expenses is restated as follows:


1 Year
3 Years
5 Years
10 Years
Institutional Shares
$4
$13
$23
$51
Institutional Plus Shares
$2
$6
$11
$26

The paragraph under ?Primary Investment Strategies? is replaced with the following:

The Fund employs an indexing investment approach designed
 to track the
performance of the CRSP US Total Market Index, which represents approximately 100% of the investable U.S. stock market and includes large-
, mid-, small-, and micro-cap stocks regularly traded on the New York Stock
Exchange and Nasdaq. The Fund invests by sampling the Index, meaning that it holds a broadly diversified collection of securities that, in the
aggregate,
approximates the full Index in terms of key characteristics.
These key


characteristics include industry weightings and market
 capitalization, as
well
as certain financial measures such as price/earnings
 ratio and dividend
yield.

The paragraph under ?Annual Total Returns? is replaced with the following:

The following bar chart and table are intended to help you understand the risks of investing in the Fund. The bar chart shows how the performance of
the Fund?s Institutional Shares has varied from one calendar year to another
over the periods shown. The table shows how the average
 annual total
returns of the share classes presented compare with those
 of a relevant
market index and other comparative indexes, which have investment characteristics similar to those of the Fund. Keep in mind that the Fund?s
past performance (before and after taxes) does not indicate
 how the Fund
will perform in the future. Updated performance information is available on our website at vanguard.com/performance or by calling
 Vanguard toll-free at
800-662-7447.

The following credit line is added:

Vanguard funds are not sponsored, endorsed, sold, or promoted by the
University of Chicago or its Center for Research in Securities Prices, and neither the University of Chicago nor its Center for Research in Securities
Prices makes any representation regarding the advisability of investing in the funds.

Prospectus Text Changes

The following replaces similar text in the More on the
 Fund section under
the heading ?A Similar But Distinct Vanguard Fund?:

The Fund offered by this prospectus should not be confused
 with Vanguard
Total Stock Market Index Fund, a separate Vanguard fund that also seeks to track the performance of a benchmark index that measures the investment return of the overall stock market. Both funds invest in representative samples of the stocks that make up their target indexes, but specific
stocks held by the funds will differ. This index sampling
 strategy, combined
with differences in the funds? respective cash flows and
 expenses, is
expected to produce slightly different investment performance by the
funds. Although Vanguard Institutional Total Stock Market
 Index Fund offers
lower expenses, investors should not necessarily expect this Fund to outperform Vanguard Total Stock Market Index Fund over any particular period of time. To obtain a prospectus for Vanguard Total Stock Market
Index Fund, please call 800-662-7447.

Within the same section, the ?Plain Talk About Fund Expenses?
 is replaced
with the following:

Plain Talk About Fund Expenses

All mutual funds have operating expenses. These expenses,
 which are
deducted from a fund?s gross income, are expressed as a
 percentage
of the net assets of the fund. Assuming that operating expenses remain as stated in the Fees and Expenses section, Vanguard
Institutional Total
Stock Market Index Fund?s expense ratios would be as
 follows: for
Institutional Shares,
0.04%, or $0.40 per $1,000 of average net assets; for
 Institutional
Plus Shares, 0.02%, or $0.20 per $1,000 of average net assets. The average expense ratio for multi-cap core funds in 2011 was 1.18%, or $11.80 per
$1,000 of average net assets (derived from data provided
 by Lipper
Inc., which reports on the mutual fund industry).

Vanguard funds are not sponsored, endorsed, sold, or
 promoted by the
University of Chicago or its Center for Research in
 Securities
Prices, and neither the University of Chicago nor its
 Center for Research in
Securities Prices makes any representation regarding the advisability of investing in the funds.

? 2013 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing  Corporation, Distributor.
PSI 871A 012013